Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Multi-Color Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-183181, 333-145667, No. 333-137184, No. 333-129151, No. 333-113960, and File No. 333-81260) on Form S-8 and registration statement (No. 333-202770) on Form S-3 of Multi-Color Corporation of our report dated June 13, 2014, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of Multi-Color Corporation and subsidiaries (the Company) for the period ended March 31, 2014, which report appears in the March 31, 2016 annual report on Form 10-K of Multi-Color Corporation.

/s/ KPMG LLP

Cincinnati, Ohio

May 31, 2016